Exhibit 99.1

Contacts:
Rebecca Gregory	Tracy Henrikson
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(646) 638-5058	(908) 243-9945
MEDIA@IMCLONE.COM

IMCLONE SYSTEMS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

-- ERBITUX® Sales Accelerate Quarter over Quarter -

-- Loss Per Diluted Share of $0.01 Due to Patent Litigation Settlement Charge of $50 Million -

-- Major Regulatory, Commercial, Clinical and Corporate Achievements Made
Since Start of Second Half 2007 --

NEW YORK, October 25, 2007 - ImClone Systems Incorporated (NASDAQ: IMCL), a leader in the development and commercialization of novel cancer therapeutics, today announced its financial results for the quarter and nine months ended September 30, 2007.

Global net sales of ERBITUX® for the third quarter of 2007 were $351.4 million, compared to $284.8 million in the third quarter of 2006, an increase of 23%. U.S. in-market net sales of ERBITUX for the third quarter of 2007 were $184.5 million, of which approximately $9.0 million was attributable to a distribution model change that resulted in wholesaler inventory buildup during the quarter, compared to $174.6 million for the third quarter of 2006, an increase of 6%. International, or non-U.S., net sales of ERBITUX were $166.9 million, compared to $110.1 million for the third quarter of 2006, an increase of 52%. As compared to the second quarter of 2007, ERBITUX U.S. in-market sales and international sales increased by $22.4 million, or 14%, and $9.7 million, or 6%, respectively. The quarter-over-quarter increases in sales were due to accelerating demand for ERBITUX, along with the change in distribution model by Bristol-Myers Squibb (BMS) that also impacted U.S. in-market sales.

Total revenues for the third quarter of 2007 were $147.5 million, compared to $150.7 million in the third quarter of 2006. Third quarter 2007 total revenues included the following:

•
Royalty revenue of $87.9 million, compared to $78.6 million for the third quarter of 2006, an increase of 12%. Royalty revenue consisted of 39% of BMS’ third quarter 2007 U.S. in-market ERBITUX net sales of $184.5 million and 9.5% of Merck KGaA’s third quarter 2007 international ERBITUX net sales of $166.9 million;

•
License fees and milestone revenue of $19.2 million, compared to $34.9 million for the third quarter of 2006, a decrease of 45%. This decrease was attributable to the impact on the recognition of BMS milestone revenue due to changes in ERBITUX clinical development cost estimates as a result of the Amendment to the Commercial Agreement with BMS that became effective August 1, 2007 (the “Amendment”).

•
Manufacturing revenue of $22.0 million, compared to $20.9 million for the third quarter of 2006. This increase was due to increased demand for ERBITUX from the Company’s corporate partners, partially offset by efficiencies achieved in the manufacturing process that resulted in a decrease in the price the Company charges its corporate partners; and

•
Collaborative agreement revenue of $18.5 million, compared to $16.3 million for the third quarter of 2006. This increase was also primarily due to the impact of the Amendment, wherein reimbursable ERBITUX clinical development costs from BMS increased by $2.8 million, including $2.3 million for costs previously recorded by the Company in the first half of 2007 that are now reimbursable. This increase was partially offset by a decrease in the reimbursement rate for royalty expenses from BMS for third-party royalties from 4.5% to 2.5% on January 1, 2007.

Total operating expenses for the third quarter of 2007 were $160.7 million, compared to $93.2 million in the third quarter of 2006. Third quarter 2007 operating expenses included the following:

•
Research and development expense of $43.6 million, compared to $26.4 million for the third quarter of 2006. This increase was primarily attributable to the transition of the Company’s BB50 manufacturing facility from the production of ERBITUX to pipeline products, effective July 1, 2007;

•
Clinical and regulatory expense of $4.8 million, compared to $13.5 million for the third quarter of 2006. This decrease was primarily due to the impact of the Amendment, wherein $7.6 million was recorded to reverse our share of ERBITUX clinical development costs incurred by BMS that we had previously recorded, which the Company is no longer required to reimburse;

•
Selling, general and administrative expense of $20.7 million, compared to $16.0 million for the third quarter of 2006. This increase was primarily attributable to costs associated with the expansion of the Company’s field sales force and an increase in legal expenses;

•
Royalty expense of $19.3 million, compared to $18.1 million for the third quarter of 2006, due to higher ERBITUX sales. Approximately $6.5 million and $9.1 million in 2007 and 2006, respectively, were reimbursed as a component of collaborative agreement revenue, resulting in net royalty expenses of $12.8 million for the third quarter of 2007, compared to $9.0 million for the third quarter of 2006;

•
Cost of manufacturing revenue was $22.3 million in the third quarter of 2007, compared to $19.2 million for the third quarter of 2006. Included in the third quarter of 2007 is a $2.1 million charge for batches of ERBITUX that were damaged; and

•
Litigation settlement expense of $50.0 million was recorded in the third quarter of 2007 resulting from the settlement agreement executed in September 2007 with the Massachusetts Institute of Technology (MIT) and Repligen Corporation.

Operating loss in the third quarter of 2007 was $13.2 million, compared to operating income of $57.5 million in the third quarter of 2006.

Other income for the third quarter of 2007 includes a gain of $3.8 million from the proceeds of an insurance reimbursement for lost royalties on ERBITUX that was damaged in-transit during 2006.

The Company’s estimated annual operating effective tax rate for 2007 is approximately 41.5%, which excludes the effect of discrete items. Total cash tax payments in 2007 are expected to be approximately $4.0 million.

Net loss for the third quarter of 2007 was $0.9 million, or $(0.01) per diluted share, compared to net income of $57.3 million, or $0.65 per diluted share, for the third quarter of 2006.

Total revenues for the nine months ended September 30, 2007 were $439.5 million, compared to $545.7 million for the comparable period in 2006. Total revenues for the nine months ended September 30, 2006 included the impact of a “catch-up” adjustment of approximately $112.7 million associated with the $250 million milestone payment from BMS in the first quarter of 2006 as a result of obtaining FDA approval of ERBITUX for use in the treatment of head and neck cancer.

Net income was $59.7 million, or $0.69 per diluted share, for the nine months ended September 30, 2007, compared to $324.1 million, or $3.58 per diluted share, for the comparable period in 2006. The comparable period results included the “catch-up” effect of the $250 million milestone payment from BMS. In addition, in the first quarter of 2006, the Company released a portion of its deferred tax asset valuation allowance which resulted in a tax benefit of approximately $99.5 million.

The Company had $1.1 billion in cash, cash equivalents and marketable securities at September 30, 2007.

“In addition to continuing our solid financial and operational performance in the third quarter, ImClone has achieved a number of important successes since the start of the second half of 2007,” said John H. Johnson, Chief Executive Officer of ImClone. “These achievements - namely, our amended agreement with BMS, a key patent litigation settlement, FDA approval of our BB50 manufacturing facility and other regulatory approvals, and continued advancement of our clinical development pipeline - further demonstrate our ability to effectively execute and move the company forward as a leader in innovative cancer therapeutics. We are particularly excited about our recently announced FLEX study results, which establish ERBITUX as the only EGFR-expressing monoclonal antibody to demonstrate survival in the first-line treatment of patients with advanced non-small cell lung cancer.”

“ImClone is in a vastly improved position for future growth compared to where we were just a year ago,” said Alex Denner, Ph.D., Chairman of ImClone’s Executive Committee and member of the Company’s Board of Directors. “We are building on that momentum and moving rapidly ahead as a fully-integrated, globally-focused biopharmaceutical company. Our people are clearly focused on making ERBITUX as successful as possible while continuing our transformation to a multiple-product company through organic growth of our clinical pipeline of novel antibodies.”

ERBITUX and Pipeline Clinical Development Update

ERBITUX
•
In October 2007, ImClone, BMS and Merck KGaA established an agreement for the co-development and co-commercialization of ERBITUX in Japan. Under the terms of the agreement, the companies will collaborate on a joint effort to develop and, following regulatory approval, market ERBITUX in Japan for the treatment of Epidermal Growth Factor Receptor (EGFR) expressing metastatic colorectal cancer (mCRC), as well as for the treatment of any other cancers the parties agree to pursue. The companies submitted an application in Japan earlier this year for the use of ERBITUX in treating patients with EGFR-expressing mCRC. ERBITUX is the first and only monoclonal antibody that inhibits the EGFR to be submitted for marketing authorization in Japan.

•
In October 2007, the FDA approved an update to the ERBITUX product labeling to include overall survival data as a single agent in EGFR-expressing mCRC patients after failure of both irinotecan- and oxaliplatin-based regimens. With this approval, ERBITUX is the only approved biologic therapy to demonstrate improved overall survival as a single agent in patients with mCRC.

•
In September 2007, ImClone announced that a Phase III study of ERBITUX in combination with platinum-based chemotherapy (vinorelbine plus cisplatin) met its primary endpoint of increasing overall survival compared with chemotherapy alone in patients with advanced non-small cell lung cancer (NSCLC). This large, randomized multi-national study, known as FLEX, was conducted by Merck KGaA and enrolled patients with Stage IIIB or Stage IV NSCLC who had not previously received chemotherapy. Based on the FLEX results, ERBITUX is the only member of the class of epidermal growth factor inhibitors to demonstrate survival in the first-line treatment of patients with advanced NSCLC. Results from this study will be submitted for presentation at an upcoming medical conference.

•
In July 2007, ImClone and BMS amended the terms of their agreement for the co-development and co-promotion of ERBITUX in North America. This amendment significantly increases BMS’ financial investment in ERBITUX by up to several hundred million dollars. With this additional funding, the companies will seek to add numerous Phase II and Phase III clinical trials that will further explore the activity of ERBITUX in a wide variety of therapeutic settings. The companies intend to utilize the results of these studies to support new registration opportunities for ERBITUX.

Pipeline Clinical Development
•
A number of ImClone’s clinical pipeline candidates have progressed into Phase II during the second half of 2007. Patient enrollment commenced for Phase II studies of IMC-A12 for mCRC and prostate cancer, for a Phase II study of IMC-1121B for renal cell cancer, and for a Phase II study of IMC-11F8 for mCRC. The Company plans to initiate additional Phase II and Phase III studies of these clinical pipeline candidates over the next several quarters. Also, the Company announced that the Cancer Therapy Evaluation Program (CTEP) of the Division of Cancer Treatment and Diagnosis (DCTD), National Cancer Institute (NCI), has selected 10 proposals for Phase I/II clinical trials of IMC-A12.

Other Company Highlights
•
In September 2007, ImClone signed settlement and sublicensing agreements with MIT and Repligen to end litigation related to U.S. Patent No. 4,663,281, which is owned by MIT and exclusively licensed to Repligen. In addition to a full and final settlement of the claims against ImClone in the matter, Repligen granted to ImClone a royalty-free, irrevocable worldwide sublicense for the future use of other patented technology, including U.S. Patent No. 5,665,578, which is owned by Abbott Laboratories, but to which Repligen has the power to sublicense under an agreement between Abbott Laboratories and Repligen. U.S. Patent No. 5,665,578 is the patent upon which Abbott Laboratories sued ImClone for patent infringement earlier this year.

•
John H. Johnson was appointed as ImClone’s Chief Executive Officer in August 2007. Mr. Johnson has more than two decades of executive and operational management experience in the biopharmaceutical and healthcare industries. He has held senior management positions of increasing responsibility at Johnson & Johnson and most recently served as Company Group Chairman of its worldwide biopharmaceuticals unit. Additionally, in July 2007, ImClone further strengthened its Board of Directors with the appointment of Dr. Thomas Deuel, a preeminent scientist with a strong background in oncology.

•
In August 2007, ImClone received FDA approval in August 2007 for a second facility to manufacture ERBITUX. The approval of this new 250,000-square-foot multi-product state-of-the-art manufacturing facility, referred to as “BB50”, more than doubles the Company’s total available production volume capacity for ERBITUX. This approval, in conjunction with ImClone’s existing “BB36”manufacturing facility, enhances the Company’s ability to meet increasing demand for ERBITUX in the worldwide market while advancing its clinical development pipeline.

Conference Call
ImClone Systems will host a conference call with the financial community to discuss third quarter 2007 financial results on Thursday, October 25, 2007 at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems' website at www.imclone.com. A replay of the audio webcast will be available under "Earnings Webcast" in the "Investor Relations" section of the Company's website starting shortly after the call on October 25, 2007.

Those parties interested in participating via telephone may join by dialing (888) 694-4676 domestically, or (973) 582-2732 for calls outside of Canada and the United States, and referencing conference identification number 9313421. A telephone replay of the conference call will be available shortly after the call until November 1, 2007 at midnight Eastern Daylight Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 9313421.

About ERBITUX® (cetuximab)
ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. While the mechanism of ERBITUX's anti-tumor effect(s) in vivo is unknown, all of these processes may contribute to the overall therapeutic effect of ERBITUX. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX, as a single agent, is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma (mCRC) after failure of both irinotecan- and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing metastatic colorectal cancer in patients who are intolerant to irinotecan-based regimen.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (cetuximab) in clinical trials with fatal outcome reported in less than 1 in 1000. Reactions characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, loss of consciousness, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy

Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1-hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (e.g., epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions

Interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) of patients receiving ERBITUX in clinical trials. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBIUTX in clinical trials.; Swith severe acneform rash occurred in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. If ERBITUX is used during pregnancy or if patients become pregnant while receiving ERBITUX, patients should be apprised of the potential risk for loss of pregnancy or potential hazard to the fetus

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during and for at least 8 weeks following the completion of ERBITUX. Replete electrolytes as necessary

The most serious adverse reactions associated with ERBITUX in mCRC patients are infusion reactions, dermatologic toxicity, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions in mCRC patients with ERBITUX (incidence ≥25% in the ERBITUX + plus best supportive care arm (BSC)) (n=288) vs. BSC (n=274), respectively, were fatigue (89%, 76%), rash/desquamation (89%, 16%), abdominal pain (59%, 52%), pain-other (51%, 34%), dry skin (49%, 11%), dyspnea (48%, 43%), constipation (46%, 38%), pruritus (40%, 8%), diarrhea (39%, 20%), vomiting (37%, 29%), infection without neutropenia (35%, 17%), headache (33%, 11%), fever (30%, 18%), insomnia (30%, 15%), cough (29%, 19%), dermatology-other (27%, 6%), and stomatitis (25%, 10%).

About ImClone Systems Incorporated
ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

ERBITUX® is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Royalties	$87,853	$78,599	$242,360	$213,483
License fees and milestones	19,226	34,948	81,965	212,807
Manufacturing	21,973	20,884	61,456	68,589
Collaborative agreements	18,495	16,266	53,698	50,805
Total revenues	147,547	150,697	439,479	545,684
Operating expenses:
Research and development	43,626	26,437	112,224	87,013
Clinical and regulatory	4,761	13,527	33,389	43,537
Selling, general and administrative	20,748	15,977	54,674	56,941
Royalties	19,324	18,051	55,098	56,531
Cost of manufacturing revenue	22,256	19,187	59,110	61,466
Litigation settlement	50,000	-	50,000	-
Total operating expenses	160,715	93,179	364,495	305,488

Operating income (loss)	(13,168)	57,518	74,984	240,196

Other income, net	14,044	8,084	33,916	22,094

Income (loss) before income taxes	876	65,602	108,900	262,290
Provision (benefit) for income taxes	1,792	8,286	49,156	(61,826)

Net income (loss)	$(916)	$57,316	$59,744	$324,116

Income (loss) per common share:
Basic	$(0.01)	$0.68	$0.70	$3.86
Diluted	$(0.01)	$0.65	0.69	$3.58
Shares used in calculation of income (loss) per common share:
Basic	85,957	84,335	85,649	84,013
Diluted	85,957	91,915	86,568	91,974

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$414,323	$20,568
Securities available for sale	642,441	1,023,609
Inventories	117,394	102,215
Other current assets	123,751	123,840
Total current assets	1,297,909	1,270,232

Property, plant and equipment, net	404,464	423,000
Other assets	141,297	146,604
Total assets	$1,843,670	$1,839,836

Liabilities and Stockholders' Equity
Current liabilities	$153,701	$238,932
Deferred revenue, long term	238,529	237,864
Long-term obligations	604,239	603,391
Total liabilities	996,469	1,080,187

Stockholders' equity	847,201	759,649
Total liabilities and stockholders' equity	$1,843,670	$1,839,836

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006

Net income	$59,744	$324,116
Non-cash adjustments to reconcile net income to net cash	52,099	(184,795)
Changes in working capital	(115,374)	47,101
Net cash (used in) provided by operating activities	(3,531)	186,422

Acquisitions of property, plant and equipment	(8,772)	(41,118)
Net change in securities available for sale	367,342	(220,367)
Net cash provided by (used in) investing activities	358,570	(261,485)

Proceeds from stock options and employee stock purchase plan	24,176	17,835
Proceeds from sale of treasury stock	500	-
Tax benefit from share-based compensation	14,040	69,133
Net cash provided by financing activities	38,716	86,968

Net increase in cash and cash equivalents	393,755	11,905
Cash and cash equivalents at beginning of period	20,568	3,403

Cash and cash equivalents at end of period	$414,323	$15,308